Exhibit 99.1

                             FOR IMMEDIATE RELEASE

CONTACTS: Corporate Contact:             Investor Relations Contact:
          John Carlson, Exec VP & CFO    John Nesbett / Jennifer Belodeau
          480-505-4869                   Institutional Marketing Services (IMS)
                                         203-972-9200

    Alanco Announces 1 for 8 Reverse Stock Split - Effective August 27, 2010


(Scottsdale, AZ August 26, 2010) Alanco Technologies, Inc. (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, today announced that the Board of Directors has elected to effect a 1 for 8 reverse stock split that will be effective Friday, August 27, 2010, when the Companys common stock will begin trading on a post split-adjusted basis under the interim trading symbol ALAND for a period of 20 days, after which the Companys trading symbol will return to ALAN. The Company had previously received authority from its shareholders to effect a reverse split at a ratio within a specified range, if and as determined by the Board of Directors, in order to maintain its NASDAQ listing.

As a result of the reverse stock split, each eight shares of the Companys Class A common stock outstanding at the time of the reverse split will be automatically reclassified and changed into one share of common stock, and the total number of common shares outstanding will be reduced from approximately
41.7 million shares to approximately 5.2 million shares post-split. The reverse stock split will result in a similar adjustment to the Companys outstanding stock options and securities reserved for issuance under its current incentive plans. No fractional shares will be issued in connection with the reverse stock split and, upon surrender of their stock certificates, shareholders will receive cash in lieu of the fractional shares to which they would otherwise be entitled.

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or Reefer segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANYS PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANYS STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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